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                                 EXHIBIT 4.1 (b)

                               First Amendment to
      LanVision Systems, Inc. 1996 Non-Employee Directors Stock Option Plan

                      AMENDMENT TO LANVISION SYSTEMS, INC.
                  1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

This Amendment modifies the LanVision Systems, Inc. 1996 Non-Employee Directors Stock Option Plan dated February 8, 1996 (the "Plan"). This Amendment shall be effective January 15, 1997, the date fixed by the Board of Directors of LanVision Systems, Inc.

Paragraph 13, Administration, of the Plan is revised to read as follows:

         This 1996 Plan shall be administered by the Committee, or, if no Committee has been appointed by the Board, it shall be administered by the Board. All actions of the Committee shall be subject to the approval of the Board. Nothing contained in this 1996 Plan or any option granted pursuant to this 1996 Plan shall confer upon any option grantee any right to continue as a director of the Company or limit in any way the right of the Company to terminate an option grantee's status as a director at any time.



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